Exhibit 99.1

Date: July 30, 2024	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, July 30, 2024 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended June 30, 2024. Revenues for the quarter were $212 million, an increase from $190 million in the June quarter of 2023. Earnings per share for the quarter were $1.25, compared to $1.14 in the same quarter of the prior year.

First Quarter Fiscal Year 2025 Highlights

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Revenue increased 11% to $212 million, compared to first quarter of fiscal year 2024.
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Gross profit increased 15% to $48.2 million, at 22.7% gross margin, compared to first quarter of fiscal year 2024 gross profit of $41.9 million.
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Diluted earnings per share increased 10% to $1.25, compared to first quarter of fiscal year 2024 diluted earnings per share of $1.14.
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Exited the quarter with $132 million of cash, cash equivalents, and no borrowings.
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The Company repurchased $9.5 million of common stock during the quarter.

During the quarter, the Company introduced an enhanced communications platform integrated in CorVel’s proprietary claims system, CareMC. This platform benefits claim staff and injured workers and yields a level of efficiency that is unique in the industry. Additionally, the platform utilizes the advanced security features embedded in the system, reducing patient security risk.

Artificial intelligence is also being used in the review of clinical bills to identify anomalies and document activities. This utilization of AI allows the users to focus on reviewing procedures and achieving optimal cost containment. The Company believes the use of AI in partnership with the CorVel team will provide improved outcomes for partners, enhanced experience for workers with injuries, and increased job satisfaction for team members.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2023, September 30, 2023 and December 31, 2023. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters Ended June 30, 2024 (unaudited) and June 30, 2023 (unaudited)

Quarter Ended	June 30, 2024	June 30, 2023
Revenues	$211,722,000	$190,253,000
Cost of revenues	163,567,000	148,375,000
Gross profit	48,155,000	41,878,000
General and administrative	20,120,000	16,450,000
Income from operations	28,035,000	25,428,000
Income tax provision	6,458,000	5,623,000
Net income	$21,577,000	$19,805,000
Earnings Per Share:
Basic	$1.26	$1.16
Diluted	$1.25	$1.14
Weighted Shares
Basic	17,122,000	17,144,000
Diluted	17,313,000	17,385,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

June 30, 2024 (unaudited) and March 31, 2024

	June 30, 2024	March 31, 2024
Cash	$131,908,000	$105,563,000
Customer deposits	94,022,000	88,142,000
Accounts receivable, net	97,749,000	97,108,000
Prepaid taxes and expenses	9,579,000	11,418,000
Property, net	86,865,000	85,892,000
Goodwill and other assets	42,808,000	42,498,000
Right-of-use asset, net	23,241,000	24,058,000
Total	$486,172,000	$454,679,000
Accounts and taxes payable	$18,681,000	$16,631,000
Accrued liabilities	181,904,000	167,868,000
Long-term lease liabilities	21,714,000	22,533,000
Paid-in capital	237,807,000	233,632,000
Treasury stock	(803,431,000)	(793,905,000)
Retained earnings	829,497,000	807,920,000
Total	$486,172,000	$454,679,000